UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 11, 2013

ORBITZ WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-33599	20-5337455
(Commission File Number)	(I.R.S. Employer Identification No.)
500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

(312) 894-5000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement

On January 11, 2013, ebookers Limited, a subsidiary of Orbitz Worldwide, Inc. (the “Company”), entered into an amendment to the employment agreement of Tamer Tamar, Senior Vice President, International and President, ebookers.com (the “Amendment”).

Effective as of January 11, 2013, Mr. Tamar's annual base salary increased from £270,000 to £280,000 and his target bonus percentage increased from 75% to 100%. The Amendment also provides for the continuation of Mr. Tamar's travel allowance of $3,300 per month for as long as he is employed by the Company and a cash bonus of four equal quarterly installments of £31,875 to be paid at the end of each quarter during 2013 subject to Mr. Tamar's continued employment on each payment date, unless his employment is terminated by the Company without cause.

The Amendment grants Mr. Tamar the opportunity to participate in a 3-year incentive plan, replacing the plan approved on August 6, 2012. Under this plan, Mr. Tamar is eligible to earn a bonus of £62,500 for each of four milestones achieved in relation to the ebookers and HotelClub businesses. Upon satisfaction of these hotel revenue and net contribution milestones, as certified by the Compensation Committee of the Company's Board of Directors, 50% of any amounts earned through December 31, 2013 will be payable following the conclusion of the year ended December 31, 2013 and 50% of any amounts earned thereafter will be payable following the conclusion of each quarter in which they are earned until the end of the performance period on June 30, 2015. The unpaid 50% of these previously earned amounts will be payable following the conclusion of the quarter ended June 30, 2015. In addition, under the plan Mr. Tamar is also entitled to a bonus of two equal installments of £156,250 payable following the conclusion of the quarters ended December 31, 2013 and June 30, 2015. All payments under the plan are subject to Mr. Tamar's continued employment through the applicable payment date, unless his employment is terminated by the Company without cause or due to his death or disability.
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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.

Dated:	January 11, 2013	By:	/s/ James F. Rogers
			Name:	James F. Rogers
			Title:	Senior Vice President, Secretary and General Counsel